UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2
to
Form 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
WESTMORELAND COAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	23-1128670

(State of incorporation or organization)	(I.R.S. Employer Identification no.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO	80903

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (719) 442 2600
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $2.50 per share	American Stock Exchange

Depositary Shares, each representing one	American Stock Exchange
quarter of a share of Series A Convertible
Exchangeable Preferred Stock

Preferred Stock Purchase Rights	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A dated March 12, 1999, as set forth in the pages attached hereto.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A dated March 12, 1999 (as amended to date, the “Form 8-A”) filed by Westmoreland Coal Company, a Delaware corporation (the “Company”), is hereby further amended to include the following:
     On May 2, 2007, the Company amended its Amended and Restated Rights Agreement, dated as of February 7, 2003 (the “Amended and Restated Rights Agreement”), between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) by entering into the First Amendment to the Amended and Restated Rights Agreement (the “Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Rights Agreement, as amended by the Amendment.
     In general, the Amended and Restated Rights Agreement has been amended principally as follows:
     1. To revise the definition of “Acquiring Person” and add associated definitions to permit Tontine Capital Partners, L.P. to acquire beneficial ownership of the shares of Common Stock contemplated by the Standby Purchase Agreement;
     2. To revise the definition of “Distribution Date” in Section 3(a) to reflect the new definition of “Acquiring Person;”
     3. To reflect the change of the Rights Agent’s name to Computershare Trust Company, N.A., and to reflect the Rights Agent’s current notice address; and
     4. To provide that the Rights Agent will not be liable for force majeure events and that the Rights Agent will be deemed to have resigned as Rights Agent if the Company terminates Computershare Trust Company, N.A., as the Company’s transfer agent.
     A copy of the Amendment is attached hereto as Exhibit (1) and is incorporated herein by reference. The foregoing description of the changes to the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, as amended by the Amendment.
Item 2. Exhibits.
     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:
     (1) First Amendment to Amended and Restated Rights Agreement dated as of May 2, 2007 between Westmoreland Coal Company and Computershare Trust Company, N.A.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY
Date: May 4, 2007	By:	/s/ Roger D. Wiegley
		Name:	Roger D. Wiegley
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

(1)	First Amendment to Amended and Restated Rights Agreement dated as of May 2, 2007 between Westmoreland Coal Company and Computershare Trust Company, N.A.